EXHIBIT 99.1

NEWS RELEASE
LivaNova Reports Preliminary Unaudited First Quarter 2019
Revenue Results

London, April 5, 2019 – LivaNova PLC (NASDAQ:LIVN), a market-leading medical technology company, today announced preliminary unaudited revenue results for the quarter ended March 31, 2019.
Preliminary First Quarter 2019 Results
The Company expects worldwide sales from continuing operations for the first quarter 2019 to be approximately $251 million, flat on a reported basis and an increase of 4.0 percent on a constant-currency basis compared to the first quarter of 2018. Neuromodulation sales are anticipated to be $94 million, up 0.6 percent on a reported basis and an increase of 2.1 percent for the first quarter of 2019 compared to the same period last year. Cardiovascular sales are expected to be $155 million, down 0.5 percent on a reported basis and an increase of 5.1 percent for first quarter 2019 as compared to the same period last year. In Cardiovascular, LivaNova ended a previously disclosed third-party distribution agreement on January 1, 2019 that accounted for $8 million in sales in the first quarter of 2018 and is located in Cardiopulmonary within the Rest of World region. The following table highlights expected worldwide sales for the first quarter of 2019 by business:

$ in millions	Three months ended March 31		As Reported	Constant Currency
Business/Product Line	2019	2018	% Change	% Change
Cardiopulmonary	$121.5	$125.1	(2.9%)	2.5%
Heart Valves	25.6	31.0	(17.5%)	(11.4%)
ACS	8.2	-	N/A	N/A
Cardiovascular	155.4	156.2	(0.5%)	5.1%
Neuromodulation	94.4	93.8	0.6%	2.1%
Other	0.6	0.4	N/A	N/A
Total Net Sales	$250.5	$250.4	0.0%	4.0%

•
Note: Numbers may not add up precisely due to rounding. Constant-currency % change is considered a non-GAAP metric. Constant-currency growth accounts for the impact from fluctuations in the various currencies in which the Company operates as compared to reported growth.

The Neuromodulation business experienced unexpected weakness in the U.S. market due to a combination of factors, including competitive dynamics and salesforce turnover. Softness in Perceval sales coupled with continued declines in overall heart valve sales negatively impacted the Cardiovascular business during the quarter.
"While our Europe and Rest of World regions continued to grow above plan, I am disappointed by our execution in the quarter in light of the changing competitive environment within the U.S. in our Neuromodulation and Heart Valves businesses,” said Damien McDonald, Chief Executive Officer of LivaNova. “We believe we can address these challenges and remain committed to our strategy to drive sales, build global capabilities and establish a strong product portfolio. We believe these efforts will serve the needs of our customers and patients to create quality, long-term value for our shareholders."

2019 Guidance and Financial Outlook
LivaNova is currently reviewing its 2019 guidance and will provide updates and report its full financial results for first quarter 2019 in connection with its earnings call on Wednesday, May 1.

Note Regarding Preliminary Results
The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

Webcast and Conference Call Instructions
The Company will host a live audio webcast for interested parties commencing at 1 p.m. London time (8 a.m. Eastern Time) on Wednesday, May 1 that will be accessible through the Investor Relations section of the LivaNova corporate website at www.livanova.com. To listen to the conference call live by telephone, dial (844) 601-5111 (if dialing from within the U.S.) or (647) 253-8650 (if dialing from outside the U.S.). The conference ID is 7264769.
Within 24 hours of the webcast, a replay will be available under the "News & Events / Events & Presentations" section of the Investor Relations portion of the LivaNova website, where it will be archived and accessible for approximately 12 months.

About LivaNova
LivaNova PLC is a global medical technology company built on nearly five decades of experience and a relentless commitment to improve the lives of patients around the world. LivaNova’s advanced technologies and breakthrough treatments provide meaningful solutions for the benefit of patients, healthcare professionals and healthcare systems. Headquartered in London, LivaNova has a presence in more than 100 countries worldwide. The Company currently employs approximately 4,000 employees. LivaNova operates as two businesses: Cardiovascular and Neuromodulation, with operating headquarters in Mirandola (Italy) and Houston (U.S.), respectively.
For more information, please visit www.livanova.com.

Use of Non-GAAP Financial Measures
In this press release, management has disclosed financial measurements that present financial information not necessarily in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, the operating performance measure as prescribed by GAAP.
Unless otherwise noted, all sales growth rates in this release reflect comparable, constant-currency growth. Management believes that referring to comparable, constant-currency growth is the most useful way to evaluate the sales performance of LivaNova and to compare the sales performance of current periods to prior periods on a consistent basis. Constant-currency growth, a non-GAAP financial measure, measures the change in sales between current and prior-year periods using average exchange rates in effect during the applicable prior-year period.

LivaNova calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For example, forward-looking net sales growth projections are estimated on a constant-currency basis and exclude the impact of foreign currency fluctuations. Forward-looking non-GAAP adjusted tax rate and adjusted diluted earnings per share guidance exclude other items such as, but not limited to, changes in fair value of contingent consideration arrangements, asset impairment charges and product remediation costs that would be included in comparable GAAP financial measures. The most directly comparable GAAP measure for constant-currency net sales are net sales.

Furthermore, adjusted financial measures allow investors to evaluate the Company’s core performance for different periods on a more comparable and consistent basis, and with other entities in the medical technology industry by adjusting for items that are not related to the ongoing operations of the Company or incurred in the ordinary course of business.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe LivaNova’s future plans, strategies and expectations. Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, "may," “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements contained in this news release are based on information presently available to LivaNova and assumptions that LivaNova believes to be reasonable, but are inherently uncertain. As a result, LivaNova’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance or actions that may be taken by LivaNova and involve known and unknown risks, uncertainties and other factors that may be beyond LivaNova’s control. You should carefully consider the risks and uncertainties that affect LivaNova, including those described in the “Risk Factors” section of LivaNova’s most recent Annual Reports on Form 10-K and other documents filed from time to time with the United States Securities and Exchange Commission.

All information in this news release is as of the date of its release. LivaNova does not undertake or assume any obligation to update publicly any of the forward-looking statements in this news release to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this news release.

LivaNova PLC Investor Relations and Media

Melissa Farina, +1 (281) 228-7262
Vice President, Investor Relations
InvestorRelations@livanova.com

Deanna Wilke, +1 (281) 727-2764
Director, Corporate Communications
Corporate.Communications@livanova.com

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LIVANOVA PLC
QUARTERLY SALES
U.S. dollar in millions

	Three Months Ended March 31, 2019			
	2019	**2018**	**% Change at Actual Currency Rates**	**% Change at Constant Currency Rates**
Cardiopulmonary				
U.S	$ 39.0	$ 38.4	1.5%	1.5%
Europe	35.6	36.9	(3.5%)	4.3%
Rest of World	46.9	49.8	(5.8%)	2.0%
Total	121.5	125.1	(2.9%)	2.5%
Heart Valves				
U.S	4.4	6.5	(33.4%)	(33.4%)
Europe	10.5	12.1	(13.2%)	(6.0%)
Rest of World	10.7	12.4	(13.4%)	(5.1%)
Total	25.6	31.0	(17.5%)	(11.4%)
ACS				
U.S	8.0	-	N/A	N/A
Europe	0.1	-	N/A	N/A
Rest of World	0.1	-	N/A	N/A
Total	8.2	-	N/A	N/A
Cardiovascular				
U.S	51.4	45.0	14.3%	14.3%
Europe	46.2	49.0	(5.7%)	2.0%
Rest of World	57.8	62.2	(7.2%)	0.7%
Total	155.4	156.2	**(0.5%)**	**5.1%**
Neuromodulation				
U.S	76.7	78.0	(1.7%)	(1.7%)
Europe	10.7	10.3	3.5%	12.0%
Rest of World	7.1	5.6	27.8%	36.2%
Total	94.4	93.8	**0.6%**	**2.1%**
Other				
U.S	-	-	N/A	N/A
Europe	-	-	N/A	N/A
Rest of World	0.6	0.4	N/A	N/A
Total	0.6	0.4	N/A	N/A
Total				
U.S	128.1	123.0	4.2%	4.2%
Europe	56.9	59.3	(4.1%)	3.7%
Rest of World	65.5	68.1	(3.9%)	4.1%
Total	**$ 250.5**	**$ 250.4**	**0.0%**	**4.0%**

* The preliminary sales results presented are unaudited. Numbers may not add due to rounding.